Exhibit 15

                               THE MONITOR FUNDS
                  DISTRIBUTION AND SHAREHOLDER SERVICES PLAN

     This Plan constitutes the Distribution and Shareholder Services Plan ("Plan") of THE MONITOR FUNDS (the "Trust"), a Massachusetts business trust, with respect to certain classes of shares ("Classes") of the portfolios of the Trust (the "Funds") set forth in exhibits hereto. This Plan, re-executed by the Board of Trustees of the Trust on November 8, 1995, amends (i) the Plan adopted by the Board of Trustees on April 24, 1992, and (ii) the Plan adopted by the Board of Trustees on May 1, 1991.

     1. This Plan is adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "Act"), to allow the Trust to make payments as contemplated herein, in conjunction with the distribution of Classes of the Funds ("Shares").

     2. This Plan is designed to finance activities of SEI Investments Distribution Co. ("SEI") principally intended to result in the sale of Shares, to include: (a) providing incentive to broker/dealers ("Brokers") to sell Shares and to provide administrative support services to the Funds and their shareholders; (b) compensating other participating financial institutions and other persons ("Administrators") for providing administrative support services to the Funds and their shareholders; (c) paying for the costs incurred in conjunction with advertising and marketing of Shares, to include expenses of preparing, printing and distributing prospectuses and sales literature to prospective shareholders, Brokers or Administrators; and (d) other costs incurred in the implementation and operation of the Plan. In compensation for services provided pursuant to this plan SEI will be paid a fee with respect to the following Classes set forth in the applicable exhibit.

     3. Any payment to SEI in accordance with this Plan will be made pursuant to the "Distributor's Contract" entered into by the Trust and SEI. Any payments made by SEI to Brokers and Administrators with monies received as compensation under this Plan will be made pursuant to a "Rule l2b-1 Agreement" entered into by SEI and the Broker or Administrator.

     4. SEI has the right (i) to select, in its sole discretion, the Brokers and Administrators to participate in the Plan and (ii) to terminate without cause and in its sole discretion any Rule 12b-1 Agreement.

     5. Quarterly in each year that this Plan remains in effect, SEI shall prepare and furnish to the Board of Trustees of the Trust, and the Board of Trustees shall review, a written report of the amounts expended under the Plan and the purpose for which such expenditures were made.

     6. This Plan shall become effective with respect to each Class (i) after approval by majority votes of (a) the Trust's Board of Trustees; (b) the Disinterested Trustees of the Trust, cast in person at a meeting called for the purpose of voting on the Plan; and (c) the outstanding voting securities of the particular Class, as defined in Section 2(a)(42) of the Act and (ii) upon execution of an exhibit adopting this Plan with respect to such Class.

     7. This Plan shall remain in effect with respect to each Class presently set forth on an exhibit and any subsequent Classes added pursuant to an exhibit during the initial year of this Plan for a period of one year from the date set forth above and may be continued thereafter if this Plan is approved with respect to each Class at least annually by a majority of the Trust's Board of Trustees and a majority of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such Plan. If this Plan is adopted with respect to a Class after the first annual approval by the Trustees as described above, this Plan will be effective as to that Class upon execution of the applicable exhibit pursuant to the provisions of paragraph 6(h) above and will continue in effect until the next annual approval of this Plan by the Trustees and thereafter for successive periods of one year subject to approval as described above.

     8. All material amendments to this Plan must be approved by a vote of the Board of Trustees of the Trust and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on it.

     9. This Plan may not be amended in order to increase materially the costs which the Classes may bear for distribution pursuant to the Plan without being approved by a majority vote of the outstanding voting securities of the Classes as defined in Section 2(a)(42) of the Act.

     10. This Plan may be terminated with respect to a particular Class at any time by: (a) a majority vote of the Disinterested Trustees; or (b) a vote of a majority of the outstanding voting securities of the particular Class as defined in Section 2(a)(42) of the Act; or (c) by SEI on 60 days notice to the particular Class.

     11. While this Plan shall be in effect, the selection and nomination of Disinterested Trustees of the Trust shall be committed to the discretion of the Disinterested Trustees then in office.

     12. All agreements with any person relating to the implementation of this Plan shall be in writing and any agreement related to this Plan shall be subject to termination, without penalty, pursuant to the provisions of Paragraph 10 herein.

     13. The name "The Monitor Funds" and "Trustees of The Monitor Funds" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated April 29, 1991 to which reference is hereby made and a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "The Monitor Funds" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series and/or class of Shares of the Trust must look solely to the assets of the Trust belonging to such series and/or class for the enforcement of any claims against the Trust.

     14. This Plan shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts.

                                  EXHIBIT A
                     (as amended through November 21,1997)
                         CLASSES OF THE MONITOR FUNDS

     1. The following classes of shares ("Classes") of The Monitor Funds (the "Trust") (as defined under the Plan) shall participate in the Plan effective as of the dates set forth below:


                                                                       Compensation (as a percentage of
                                                                       average daily net asset value of
                                                                       shares of each Class held during
Name of Series (Investment Shares only)        Effective Date          quarter)
--------------------------------------         --------------          --------------------------------
The Monitor Money Market Fund................  May 1, 1991                   0.25%
The Monitor Ohio Municipal Money Market
  Fund.......................................  May 1, 1991                   0.25%
The Monitor U.S. Treasury Money Market
  Fund.......................................  May 1, 1991                   0.25%
The Monitor Growth Fund......................  May 1, 1991                   0.25%
The Monitor Ohio Tax-Free Fund...............  May 1, 1991                   0.25%
The Monitor Fixed Income Securities Fund.....  May 1, 1991                   0.25%
The Monitor Mortgage Securities Fund.........  April 24, 1992                0.50%
The Monitor Income Equity Fund...............  January 30, 1997              0.25%
The Monitor Short/Intermediate Fixed Income
  Securities Fund............................  January 30, 1997              0.25%
The Monitor Michigan Tax-Free Fund...........  November 20, 1997             0.25%
The Monitor Intermediate Government
  Income Fund................................  February 6, 1998              0.25%



          2. SEI shall pay Brokers and Administrators a quarterly fee with respect to each Class specified above, computed at the annual rate specified above, in accounts for which such Brokers and Administrators provide services specified in paragraph 2 of the Plan. Such fee shall be accrued daily and paid quarterly.

          Pursuant to Section 6 of the Plan, the undersigned has executed this Exhibit A as of November 21, 1997, evidencing the effectiveness of the Plan to the Class of Investment Shares of all series of The Monitor Funds listed above.



                                    _______________________________________
                                    David G. Lee, President of The Monitor Funds

                                       4